Exhibit 10.34

ACUERDO DE EXTINCIÓN POR MUTUO ACUERDO Y LIQUIDACIÓN	MUTUAL TERMINATION AGREEMENT AND FINAL PAYMENT
En Madrid, a __20__ de _Enero___________ de 2026	Madrid, ___January 20_________ ____, 2026
De una parte, Dña Monica Fernandez Gil, con D.N.I. número 53.439.435-Q, actuando en nombre y representación de GENERAL ELECTRIC GLOBAL SERVICES GMBH con domicilio social en Osiris 11,13 y 15, 28037 de Madrid (en adelante la “Compañía”).

On the one side, Mrs. Monica Fernandez Gil (Número de DNI: 53.439.435-Q) acting on behalf of GENERAL ELECTRIC GLOBAL SERVICES GMBH, with legal address in Osiris 11,13 y 15, 28037 de Madrid, (hereinafter the “Company”).

De otra parte, MARÍA VICTORIA ZINGONI, mayor de edad, con Número de DNI: 51.753.074-S, con domicilio en with legal address in C/ Cambrils 17, 28034, Madrid, Spain, actuando en su propio nombre y Derecho (en adelante, “Mavi Zingoni”).
On the other side, MARÍA VICTORIA ZINGONI, of legal age, with DNI: 51.753.074-S, with domicile in C/ Cambrils 17, 28034, Madrid, Spain, acting on her own behalf (hereinafter, “Mavi Zingoni”)
En lo sucesivo y a los efectos de lo dispuesto en este acuerdo, salvo que las partes sean designadas de forma individual, la Compañía y Mavi Zingoni se designarán conjuntamente como las “Partes”.	Hereinafter, and for the purposes of this agreement, unless they are referred to individually, the Company and Mavi Zingoni will be jointly referred to as the “Parties”.
Las Partes declaran y se reconocen recíprocamente capacidad suficiente para suscribir el presente acuerdo y	The Parties declare to have, and recognize each other’s legal capacity to enter into this agreement.
Tras la solicitud de Mavi Zingoni de abandonar la Compañía por motivos personales, las Partes han acordado extinguir su empleo por mutuo acuerdo en los términos que se establecen a continuación.	Following a request from Mavi Zingoni to leave the Company for personal reasons, the Parties have agreed to terminate her employment by mutual agreement on the terms set out below.
EXPONEN	WHEREAS
I.    A los efectos del presente acuerdo, se entiende por “Grupo GE Vernova” a GE Vernova Inc y toda compañía que sea una filial o afiliada de GE Vernova Inc. Igualmente, se entiende por “Grupo GE” a General Electric Company y toda compañía que sea una filial o afiliada de General Electric Company en cualquier momento antes de la separación de GE Vernova de General Electric Company el 2 de abril de 2024.

I.    For the purposes of this agreement, “GE Vernova Group” means GE Vernova Inc and any company that is a subsidiary or affiliate of GE Vernova Inc. Likewise, “GE Group” means the General Electric Company and any company that was a subsidiary or affiliate of the General Electric Company at any time prior to the separation of GE Vernova from the General Electric Company on 2 April 2024

II.    A los efectos del presente acuerdo, se entienden como “Partes Exoneradas” todas las sociedades matrices, filiales y afiliadas de la Compañía, de GE Vernova Inc, así como el resto de entidades del Grupo GE Vernova y del Grupo GE a fecha de este acuerdo, incluidos los miembros de sus órganos de administración, directivos, ejecutivos, agentes y/o empleados.

II.    For the purposes of this agreement, “Released Parties” means all parent companies, subsidiaries and affiliates of the Company, GE Vernova Inc., as well as all other entities of the GE Vernova Group and the GE Group as at the date of this agreement, including members of their management bodies, directors, officers, agents and/or employees.

III. Mavi Zingoni declara que a fecha del presente, no ha iniciado ninguna acción ni ha presentado ninguna reclamación contra la Compañía ni contra ninguna de las Partes Exoneradas.	III. Mavi Zingoni declares that as of the date of this document, she has not initiated any action nor has filed any claim against the Company nor against any of the Released Parties.
IV.    Mavi Zingoni comenzó a prestar servicios para la Compañía el día 1 de enero de 2023 bajo una relación laboral ordinaria indefinida, desempeñando actualmente la posición de Group Vice President, – Power Segment CEO (en adelante, la “Relación Contractual”).

IV.    Mavi Zingoni started rendering services for the Company on 1 January 2023, by means of an ordinary indefinite labour relationship, currently performing the position of Group Vice President, Power Segment CEO (hereinafter, the “Contractual Relationship”).

V.    Mavi Zingoni participa en el Plan de Incentivos a Largo Plazo (LTI) del Grupo GE Vernova. A fecha del presente, los planes concretos con concesiones de Restricted Shares Units (“RSUs”), Performance Shares Units (“PSUs”) y Stock Options (“Stock Options”) que no se han devengado son los siguientes:

V.    Mavi Zingoni participates in the Long Term Incentive Plan (LTI) of GE Vernova Group. As of the date hereof, the concrete plans with units of Restricted Shares Units (“RSUs”), Performance Shares Units (“PSUs”) and Stock Options (“Stock Options”) which have not vested are the following:

Concesión de RSUs de 9 de febrero de 2023 del plan GE 2022 Long-Term Incentive Plan. Unidades con devengo anterior al 30 de junio de 2026: 26.955 RSUs.	RSUs Grant of 9 February 2023 of the GE 2022 Long-Term Incentive Plan. Units vesting prior to 30 June 2026: 26,955 RSUs.
Concesión de RSUs de 1 de marzo de 2023 del plan GE 2022 Long-Term Incentive Plan. Unidades con devengo anterior al 30 de junio de 2026: 6.747 RSUs.	RSUs Grant of 1 March 2023 of the GE 2022 Long-Term Incentive Plan. Units vesting prior to 30 June 2026: 6,747 RSUs.
Concesión de PSUs de 1 de marzo de 2023 del plan GE 2022 Long-Term Incentive Plan. Unidades con devengo anterior al 30 de junio de 2026: 18.191 PSUs.	PSUs Grant of 1 March 2023 of the GE 2022 Long-Term Incentive Plan. Units prior to 30 June 2026: 18,191 PSUs.
    Concesión de RSUs de 16 de mayo de 2024 del plan GE Vernova Inc. 2024 Long-Term Incentive Plan. Unidades con devengo anterior al 30 de junio de 2026: 1.778 RSUs. Unidades con fecha teórica de devengo posterior al 30 de junio de 2026: 1.832 RSUs.
RSUs Grant of 16 May 2024 of the GE Vernova Inc. 2024 Long-Term Incentive Plan. Units vesting prior to 30 June 2026: 1,778 RSUs. Units with theoretical vesting date beyond 30 June 2026: 1,832 RSUs.

    Concesión de Stock Options de 16 de mayo de 2024 del plan GE Vernova Inc. 2024 Long-Term Incentive Plan. Unidades con devengo anterior al 30 de junio de 2026: 2.573 Stock Options. Unidades con fecha teórica de devengo posterior al 30 de junio de 2026: 2.651 Stock Options.

    Stock Options Grant of 16 May 2024 of the GE Vernova Inc. 2024 Long-Term Incentive Plan. Units vesting prior to 30 June 2026: 2,573 Stock Options. Units with theoretical vesting date beyond 30 June 2026: 2,651 Stock Options.

    Concesión de PSUs de 16 de mayo de 2024 del plan GE Vernova Inc. 2024 Long-Term Incentive Plan. Unidades con devengo anterior al 30 de junio de 2026: 0 PSUs. Unidades con fecha teórica de devengo posterior al 30 de junio de 2026: 8.980 PSUs.
PSUs Grant of 16 May 2024 of the GE Vernova Inc. 2024 Long-Term Incentive Plan. Units vesting prior to 30 June 2026: 0 PSUs. Units with theoretical vesting date beyond 30 June 2026: 8,980 PSUs.
    Concesión de Stock Options Founder de 3 de junio de 2024 del plan GE Vernova Inc. 2024 Long-Term Incentive Plan. Unidades con devengo anterior al 30 de junio de 2026: 0 Stock Options. Unidades con fecha teórica de devengo posterior al 30 de junio de 2026: 14.161 Stock Options.

    Stock Options Founder Grant of 3 June 2024 of the GE Vernova Inc. 2024 Long-Term Incentive Plan. Units vesting prior to 30 June 2026: 0 Stock Options. Units with theoretical vesting date beyond 30 June 2026: 14,161 Stock Options.

    Concesión de RSUs de 28 de febrero de 2025 del plan GE Vernova Inc. 2024 Long-Term Incentive Plan. Unidades con devengo anterior al 30 de junio de 2026: 690 RSUs. Unidades con fecha teórica de devengo posterior al 30 de junio de 2026: 1.403 RSUs.
RSUs Grant of 28 February 2025 of the GE Vernova Inc. 2024 Long-Term Incentive Plan. Units vesting prior to 30 June 2026: 690 RSUs. Units with theoretical vesting date beyond 30 June 2026: 1,403 RSUs.
    Concesión de Stock Options de 28 de febrero de 2025 del plan GE Vernova Inc. 2024 Long-Term Incentive Plan. Unidades con devengo anterior al 30 de junio de 2026: 1.343 Stock Options. Unidades con fecha teórica de devengo posterior al 30 de junio de 2026: 2.727 Stock Options.

    Stock Options Grant of 28 February 2025 of the GE Vernova Inc. 2024 Long-Term Incentive Plan. Units vesting prior to 30 June 2026: 1,343 Stock Options. Units with theoretical vesting date beyond 30 June 2026: 2,727 Stock Options.

    Concesión de PSUs de 28 de febrero de 2025 del plan GE Vernova Inc. 2024 Long-Term Incentive Plan. Unidades con devengo anterior al 30 de junio de 2026: 0 PSUs. Unidades con fecha teórica de devengo posterior al 30 de junio de 2026: 3.488 PSUs.
PSUs Grant of 28 February 2025 of the GE Vernova Inc. 2024 Long-Term Incentive Plan. Units vesting prior to 30 June 2026: 0 PSUs. Units with theoretical vesting date beyond 30 June 2026: 3,488 PSUs.

En adelante, las concesiones indicadas de RSUs, PSUs y Stock Options Unidades con devengo anterior al 30 de junio de 2026 se referirán conjuntamente como “June 2026 Unvested Units”. En adelante, las concesiones indicadas de RSUs, PSUs y Stock Options con fecha teórica de devengo posterior al 30 de junio de 2026 se referirán conjuntamente como “Non-Vesting Units”. En adelante, las June 2026 Unvested Units y las Non-Vesting Units se referirán conjuntamente como las “Total Units”.

Hereinafter, the indicated grants of RSUs, PSUs and Stock Options vesting prior to 30 June 2026 will be jointly referred to as “June 2026 Unvested Units”. Hereinafter, the indicated grants of RSUs, PSUs and Stock Options with theoretical vesting date beyond 30 June 2026 will be jointly referred to as “Non-Vesting Units”. Hereinafter, the June 2026 Unvested Units and the Non-Vesting Units will be jointly referred to as the “Total Units”.

Mavi Zingoni declara que, salvo por las Total Units, (i) Mavi Zingoni no participa en ningún otro plan de incentivos a largo plazo o similar del Grupo GE Vernova ni del Grupo GE, y (ii) que no tienen pendientes de devengo ninguna otra concesión de RSUs, PSUs, Stock Options o similar distinta de las señaladas como Total Units, y ello sin perjuicio de que existan otras RSUs, PSUs o Stock Options distintas que ya se hayan devengado pero que estén pendientes de ejercitar (venta) por parte de Mavi Zingoni.

Mavi Zingoni declares that, except for the Total Units, (i) Mavi Zingoni does not participate in any other Long-Term Incentive Plan or similar incentives plans of the GE Vernova Group nor of the GE Group, and (ii) that she has no other RSUs, PSUs, Stock Options or similar awards pending vesting other than those referred as Total Units, and this without prejudice of other different RSUs, PSUs or Stock Options that have already vested but which are pending exercise (Sale) by Mavi Zingoni.

VI.    Tras la solicitud de Mavi Zingoni de abandonar la Compañía por motivos personales, ambas Partes han acordado extinguir la Relación Contractual de mutuo acuerdo y regular los términos y condiciones de dicha extinción, para lo cual celebran el presente Acuerdo de Extinción por Mutuo Acuerdo y Liquidación (en adelante, el “Acuerdo”, conforme a las siguientes

VI.    Following a request from Mavi Zingoni to leave the Company for personal reasons, both Parties have agreed to terminate the Contractual Relationship by mutual agreement and to regulate the terms and conditions of said termination, for which they enter into this Mutual Termination Agreement and Final Payment of the Contractual Relationship (hereinafter, the “Agreement”), in accordance with the following

CLÁUSULAS	CLAUSES
1. Extinción por mutuo acuerdo de la Relación Contractual y cualesquiera otras relaciones	1. Termination by mutual agreement of the Contractual Relationship and of any other relationship whatsoever
1.1.    Mediante la firma del presente Acuerdo, las Partes confirman la extinción por mutuo acuerdo de la Relación Contractual que les unía así como de cualesquiera otras relaciones de cualquier naturaleza que pudieran existir y/o haber existido entre las Partes y/o respecto a las Partes Exoneradas.

1.1.    By signing this Agreement, the Parties confirm the termination by mutual agreement of the Contractual Relationship they had and of any other relationship of whatsoever nature that may exist and/or may have existed between the Parties and/or with respect to the Released Parties.

1.2.    Las Partes acuerdan que la fecha de efectos de la extinción antedicha será el 30 de Junio de 2026 (en adelante, la “Fecha Efectiva de Extinción”). La extinción tiene lugar sin necesidad de mayor formalidad, ratificación o notificación adicional por ninguna de las Partes y extinguirá cualquier relación de cualquier naturaleza existente entre las Partes (incluida la Relación Contractual) y/o que hubiera podido existir respecto a las Partes Exoneradas.

1.2.    The Parties agree that the effective date for the above referred termination will be 30 June 2026 (hereinafter the “Effective Termination Date”). Termination takes place without further formality, ratification or additional notice by either Party and shall terminate any relationship of any nature existing between the Parties (including the Contractual Relationship) and/or that may have existed with respect to the Released Parties.

1.3.    Las Partes asimismo acuerdan que durante la semana que comienza el 19 de enero de 2026, Mavi Zingoni dimitirá formalmente de su cargo como CEO de GE Vernova Power Segment y será sustituida en este cargo por un sucesor designado por la Compañía (el “Sucesor”). Posteriormente y durante el periodo hasta la Fecha Efectiva de Extinción:

1.3.    The Parties further agree that during the week commencing 19 January 2026 Mavi Zingoni will formally step down from her role as the CEO of the GE Vernova Power Segment and be replaced in this role by a successor as nominated by the Company (the “Successor”). Thereafter, and for the period up to the Effective Termination Date:

1.3.1. Las responsabilidades laborales de Mavi Zingoni serán (i) garantizar el traspaso efectivo de sus funciones del día a día al Sucesor; y (ii) asesorar al CEO de GE Vernova y al Sucesor;	1.3.1. Mavi Zingoni’s work responsibilities shall be (i) ensuring the effective handover of her day to day duties to the Successor; and (ii) advisor to the CEO of GE Vernova and the Successor;
1.3.2.    Salvo que ello sea necesario para desempeñar las funciones mencionadas anteriormente, Mavi Zingoni no tendrá que acudir a la oficina siempre y cuando se encuentre localizable y pueda, con un preaviso razonable, acudir al trabajo o a las llamadas / reuniones a las que se le convoque, ni tendrá que realizar viajes al extranjero, salvo que medie mutuo acuerdo;

1.3.2.    Save as required to discharge the duties referred to above, Mavi Zingoni will not be required to attend the office provided that she is readily contactable and able on reasonable notice to attend work or to those calls / meetings which she is called to attend, nor shall she be required to undertake overseas travel save by mutual agreement;

1.3.3. Mavi Zingoni seguirá recibiendo soporte de un asistente administrativo;	1.3.3. Mavi Zingoni shall continue to receive support from an administrative assistant;
1.3.4.    Mavi Zingoni se inscribirá en un programa de formación sobre Inteligencia Artificial MIT para ejecutivos, cuyos gastos serán abonados por la Compañía, siempre y cuando tanto el contenido como el coste de dicho programa hayan sido previamente aprobados por Steven Baert, Chief People Office of GE Vernova; y

1.3.4.    Mavi Zingoni shall enroll at an MIT Artificial Intelligence training course for Executives the fees for which shall be paid by the Company providing both the content and the cost of such course have been approved in advance by Steven Baert, Chief People Officer of GE Vernova; and

1.3.5.    Mavi Zingoni seguirá estando sujeta a los términos del contrato de trabajo firmado por ella el 23 de septiembre de 2022 (el “Contrato”) y seguirá manteniendo las obligaciones para con la Compañía acordes con su cargo de directiva, incluidas, entre otras, sus obligaciones de fidelidad y confidencialidad.

1.3.5.    Mavi Zingoni shall continue to be bound by the terms of the employment contract signed by her on 23 September 2022 (the “Contract”), and continue to owe the Company duties commensurate with her position as a senior employee including, but not limited to, her duties of fidelity and confidentiality.

2. Condiciones de extinción de la Relación Contractual	2. Terms and conditions of the termination of the Contractual Relationship
2.1.    Preaviso: Las Partes convienen que, tratándose de una extinción de mutuo acuerdo, no es necesario respetar ningún preaviso y que con los acuerdos incluidos en el presente Acuerdo se darán por cumplidos cualquier obligación contractual al respecto por cualquiera de las Partes. Asimismo, entre la fecha del presente Acuerdo y la Fecha Efectiva de Extinción, Mavi Zingoni llevará a cabo todas las medidas necesarias para dimitir de su cargo como Consejera Ejecutiva (Executive Officer) de GE Vernova Inc., así como de todos los demás cargos orgánicos y posiciones de dirección que ocupe en cualquier empresa del Grupo GE Vernova en ese momento, y con efecto a partir de dicha fecha, según las instrucciones de Steven Baert, Chief People Officer of GE Vernova.

2.1.    Prior notice: the Parties agree that, as it is a termination by mutual agreement, no prior notice needs to be observed, and with arrangements contained in this Agreement will be deemed to fulfil any contractual obligations in this regard by either Party. Additionally, between the date of this Agreement and the Effective Termination Date, Mavi Zingoni shall take all necessary steps to resign from her position as an Executive Officer of GE Vernova Inc and all such other officer or director positions she holds in any company within the GE Vernova Group at such time, and with effect from such date, as directed by Steven Baert, Chief People Officer of GE Vernova.

2.2.    Salario y Beneficios: Salvo por lo indicado en otras partes de este Acuerdo, Mavi Zingoni seguirá recibiendo su salario y otros beneficios contractuales (incluyendo sus beneficios por pensiones en los mismos términos y condiciones y con los mismos derechos y obligaciones) hasta la Fecha Efectiva de Extinción, inclusive.

2.2.    Salary and Benefits: Save as set out elsewhere in this Agreement, Mavi Zingoni shall continue to receive her salary and other contractual benefits (including her pension benefits on the same terms and conditions and with the same rights and obligations) up to and including the Effective Termination Date.

2.3.    Bonus FY2025: La Compañía abonará a Mavi Zingoni la compensación por el Bonus FY2025 que se calculará en función de los resultados reales de rendimiento de la empresa en comparación con los objetivos pertinentes, junto con el rendimiento personal evaluados al menos al 100%, sujeto a las retenciones fiscales y deducciones de Seguridad Social que en su caso correspondan (el “Bonus FY2025”). La cantidad neta resultante del Bonus FY2025 se abonará a Mavi Zingoni mediante transferencia bancaria en la cuenta donde habitualmente percibía su retribución, en el siguiente ciclo de pago de nómina disponible tras la fecha normal de pago del bonus.

2.3.    Bonus FY2025: The Company will pay to Mavi Zingoni compensation for Bonus FY2025 which will be calculated based on actual company performance as against the relevant target criteria together with personal performance being assessed as at least 100%, subject to the relevant withholding taxes and Social Security deductions that may be applicable (the “Bonus FY2025”). The resulting net amount of the Bonus FY2025 will be paid to Mavi Zingoni by way of wire transfer to the bank account where she usually received her compensation on the normal bonus payment payroll processing date.

2.4.    Bonus FY2026: La Compañía abonará a Mavi Zingoni la compensación por el Bonus FY2026 calculada en base a los objetivos de rendimiento personal y rendimiento de la empresa, evaluados respectivamente al 100% del objetivo (lo que significa en general el 100% del objetivo de bonus de Mavi Zingoni), prorrateada para reflejar la parte del año del plan durante la cual Mavi Zingoni permanece empleada por la Compañía.

2.4.    Bonus FY2026: The Company will pay to Mavi Zingoni compensation for Bonus FY2026 calculated based on targets for personal performance and company performance respectively being assessed as 100% of target (meaning overall 100% of Mavi Zingoni’s on target bonus), pro-rated to reflect the portion of the plan year during which Mavi Zingoni remains employed by the Company.

2.5.    Unvested Units: Las June 2026 Unvested Units se devengarán conforme al calendario normal de devengo aplicable a cada uno de los Planes LTIs y concesiones hasta la Fecha Efectiva de Extinción. Las Partes expresamente acuerdan que la extinción por mutuo acuerdo de la Relación Contractual no se entenderá como un supuesto de “Good Leaver” a los efectos del teórico devengo de las Non-Vesting Units. En consecuencia, las Partes acuerdan que a partir del 30 de junio de 2026 no se devengará ningún derecho adicional conforme a ningún plan y, por tanto, las Non-Vesting Units no se devengarán en ningún caso. Asimismo, se acuerda que desde la fecha de este Acuerdo, Mavi Zingoni no tendrá derecho a recibir ningunas otras concesiones de acciones (RSUs, PSUs o Stock Options) ya sea en virtud del Long Term Incentive Plan (LTI) del Grupo GE Vernova ni de ninguna otra forma.

2.5.    Unvested Units: The June 2026 Unvested Units will vest upon the regular vesting calendar applicable to each of the LTIs Plans and awards and until the Effective Termination Date. The Parties expressly agree that the termination of the Contractual Relationship by mutual agreement shall not be deemed as a “Good Leaver” event for purposes of the theoretical vesting of the Non-Vesting Units. Consequently, the Parties agree that as of 30 June 2026, no additional rights will accrue under any plan and, therefore, the Non-Vesting Units will not vest under any circumstances. Moreover, it is agreed that from the date of this Agreement, Mavi Zingoni shall not be entitled to receive any further equity grants (RSUs, PSUs or Stock Options) whether pursuant to the Long Term Incentive Plan (LTI) of GE Vernova Group or otherwise.

2.6.    Liquidación: Mavi Zingoni tendrá derecho a percibir de la Compañía como liquidación de haberes por la extinción de la Relación Contractual, (i) la retribución mensual ordinaria del mes en que se produzca la Fecha Efectiva de Extinción, y la (ii) compensación por vacaciones devengadas y no disfrutadas (la “Liquidación”).

2.6.    Final Payment: Mavi Zingoni will be entitled to receive from the Company the final compensation payment for the termination of the Contractual Relationship, which will include, (i) the monthly ordinary compensation corresponding to the month when the Effective Termination Date becomes effective, and (ii) compensation for accrued and not enjoyed holidays (the “Final Payment”).

La Liquidación se abonará por la Compañía a Mavi Zingoni, una vez que se practiquen las retenciones fiscales y deducciones de Seguridad Social que en su caso correspondan, mediante transferencia bancaria en la cuenta donde habitualmente percibía su retribución, en el siguiente ciclo de pago de nómina disponible tras la Fecha Efectiva de Extinción.

The Final Payment will be paid by the Company to Mavi Zingoni, once the relevant withholding taxes and Social Security deductions are deducted, as the case maybe, by way of a wire transfer to the bank account where she usually received her compensation on the next available payroll date following Effective Termination Date.

2.7.    Cantidad Acordada: La suma de las cantidades y conceptos referidos como (i) Bonus FY2025, (ii) Bonus FY2026, (iii) June 2026 Unvested Units y (iv) Liquidación, será la cantidad total máxima debida a Mavi Zingoni, y ni la Compañía ni ninguna de las Partes Exoneradas le deberá ningún otro concepto o cantidad adicional. En consecuencia, dicha cantidad total máxima se entenderá en adelante como la “Cantidad Acordada”.

2.7.    Agreed Amount: The sum indicated for the amount and concepts as (i) Bonus FY2025, (ii) Bonus FY2026, (iii) June 2026 Unvested Units and (iv) Final Payment, will be the total maximum amount due to Mavi Zingoni and neither the Company or any other Released Parties shall owe him any other concept or additional amount. Consequently, said maximum total amount will be referred hereinafter as the “Agreed Amount”.

Mavi Zingoni declara que acepta expresamente la Cantidad Acordada como importe suficiente y adecuado para poner fin a la Relación Contractual y a cualquier otra relación de cualquier tipo que Mavi Zingoni pudiese tener y/o haber tenido con la Compañía y/o con las Partes Exoneradas.

Mavi Zingoni declares that she expressly accepts the Agreed Amount as sufficient and adequate compensation to satisfactorily put an end to the Contractual Relationship and to any other relation of whatever nature that Mavi Zingoni may hold and/or may have hold with the Company and/or with the Released Parties.

2.8.    Apoyo fiscal: La Compañía se compromete a seguir prestando todo el apoyo razonablemente necesario a Mavi Zingoni con respecto a la gestión de sus asuntos fiscales en conexión con cualquier cantidad recibida en relación con su empleo y/o en virtud de los términos de este Acuerdo, incluido el pago de los honorarios de sus asesores profesionales con respecto a la redacción y presentación de todas las declaraciones de impuestos necesarias y la documentación relacionada en España y en los Estados Unidos de América respecto a los años 2026, 2027 y 2028. En este sentido, siempre y cuando esos asesores profesionales hayan sido previamente aprobados por la Compañía, la Compañía reembolsará a Mavi Zingoni dichos honorarios tras recibir copias de las facturas pertinentes y hasta un máximo de 65.000 dólares estadounidenses, sin incluir los impuestos aplicables, por cada año.

2.8.    Tax support: The Company agrees to continue to provide all reasonably necessary support to Mavi Zingoni in respect of managing her tax affairs in connection with any sums received in connection with her employment and/or under the terms of this Agreement, including paying the fees of her professional advisers in respect of drafting and submitting all necessary tax returns and related documentation in Spain and the USA in respect of 2026, 2027 and 2028. In this regard and provided always that such professional advisers have been approved by the Company in advance, the Company will reimburse Mavi Zingoni in respect of such fees following receipt copies of the relevant invoices and up to a maximum of $65,000 exclusive of applicable taxes for each year.

2.9.    Coaching para la transición profesional: Mavi Zingoni tendrá derecho a recibir, a cargo de la Compañía, coaching para la transición profesional, de acuerdo con la práctica habitual de la Compañía para los empleados de su categoría y tipo de función.

2.9.    Career Transition coaching: Mavi Zingoni shall be entitled to receive, at the Company’s expense, Career Transition coaching in line with the Company’s standard practice for employees of her band and role type.

2.10.    Coche de empresa: La Compañía permitirá a Mavi Zingoni seguir usando su actual coche de leasing de la empresa hasta no más tarde del 30 de junio de 2026 siempre y cuando cumpla en todo momento y por completo con la política de coches de la Compañía aplicable en cada momento.

2.10.    Company Vehicle: The Company will allow Mavi Zingoni to continue to have the use of her current leased company vehicle until no later than 30 June 2026 provided she at all times complies in full with the Company’s applicable car policy as in place from time to time.

3. Exoneración Total de Responsabilidad y No Reclamación	3. Full Release and No Claims

3.1.    Con la recepción por Mavi Zingoni de la Cantidad Acordada, Mavi Zingoni otorgará automáticamente a la Compañía y a las Partes Exoneradas, la más amplia, irrevocable y completa exoneración de responsabilidad respecto a la extinción de la Relación Contractual y respecto a la extinción de cualquier otra relación de cualquier tipo que Mavi Zingoni pudiese tener, o haber tenido, con la Compañía y/o con las Partes Exoneradas, y de cuantos pactos se deriven de las mismas, así como respecto a cualquier reclamación, demanda, compensación de cualquier tipo (incluyendo pero no limitado a, indemnización por extinción de cualquier tipo o naturaleza, compensación por preaviso, retribución fija, variable, en especie, comisiones, bonus o incentivos, planes de PSUs (Performance Shares Units), opciones sobre acciones, RSU (Restricted Stock Units) o acciones (u otros posibles derechos vinculados a acciones, tales como opciones sobre acciones o Stock Options) consolidadas o no, posibles horas extraordinarias, vacaciones, pagas extraordinarias, compensación derivada de pactos de exclusividad y/o de no competencia, beneficios sociales, derechos de previsión social o de mejora de prestaciones de la Seguridad Social, compromisos por pensiones, antigüedad, cantidades debidas, en su caso, de conformidad con el convenio colectivo de aplicación y/o gastos relacionados con la Compañía), pasada, presente o futura, indemnización, gastos de abogados y/o similares, y derechos u obligaciones de cualquier naturaleza que Mavi Zingoni pudiese tener contra la Compañía y/o las Partes Exoneradas, ya sea en España, en los Estados Unidos de América o en cualquier otra jurisdicción en el mundo.

3.1.    Upon receipt by Mavi Zingoni of the Agreed Amount, Mavi Zingoni will automatically grant to the Company and to the Released Parties, the most general, irrevocable and full release in connection with the termination of the Contractual Relationship and with respect to the termination of any other relation of whatever nature that Mavi Zingoni has or may have had with the Company and/or with the Released Parties, and with respect to any covenants derived from the same, as well as with respect to any claims, lawsuits, compensation of any kind whatsoever (including but not limited to, termination severance of any kind or nature, payment in lieu of notice, fix salary, variable, in kind, commissions, bonuses or incentives, plans of Performance Shares Units (PSUs), stock options, Restricted Stock Units (RSU) or shares (or other possible rights related to shares), such as vested or unvested stock options, possible overtime, holidays, extraordinary payments, compensation arising from exclusivity and/or non-compete undertakings, social benefits, rights to social welfare or to ad hoc supplementary social security benefits, pension commitments, seniority, amounts due in accordance with the applicable collective agreement (when applicable) and/or expenses related to the Company), whether past, actual or potential, and indemnity, attorney fees and/or similar, and rights and obligations of any nature whatsoever that Mavi Zingoni might have against the Company and/or the Released Parties whether in Spain, the USA or any other jurisdiction in the world.

3.2.    Ambas Partes son conscientes y aceptan que el presente Acuerdo supone para Mavi Zingoni su total separación respecto a la Compañía y respecto a las Partes Exoneradas. En consecuencia, Mavi Zingoni se compromete desde el día de hoy a no presentar ninguna reclamación ni plantear acción, directa o indirectamente, ya sea ante un órgano judicial o autoridad administrativa, ya sea en España, en los Estados Unidos de América o en cualquier otra jurisdicción en el mundo, en relación con los pactos, derechos u obligaciones derivados de la Relación Contractual y/o derivados de cualquier otra relación de cualquier tipo con cualquiera de las Partes Exoneradas, así como de la extinción de las mismas, o derivados de cualquier acuerdo, pacto, Convenio Colectivo, acuerdo verbal, oferta de trabajo, oferta o de cualquier otra relación previa o documento suscrito entre las Partes (y/o con cualquiera de las Partes Exoneradas) en el pasado y hasta la fecha.

3.2.    Both Parties are aware and agree that this Agreement represents the total separation of Mavi Zingoni from the Company and from the Released Parties. Consequently, Mavi Zingoni commits herself, as from today, not to bring any kind of claim or action, directly or indirectly, whether before any judicial body or any administrative authority, and whether in Spain, the USA or any other jurisdiction in the world, in connection with any pacts, their rights or obligations arising from the Contractual Relationship and/or deriving from any other relationship whatsoever with any of the Released Parties, and their terminations, as well as from any agreements, pacts, Collective Bargaining Agreements, verbal arrangements, job offers, engagement letters or any other previous relationship or documents subscribed by them (and/or with any of the Released Parties) in the past to this date.

3.3. A efectos clarificativos, la exoneración de responsabilidad y compromiso de no reclamación de la presente cláusula expresamente incluye las Non-Vesting Units.	3.3. For the avoidance of doubt purposes, the release and waiver of claims of this clause expressly covers the Non-Vesting Units.
3.4.    Exceptuando en la medida en que se refiera a cualquier asunto respecto del cual la Compañía y/o el Grupo GE Vernova no tengan conocimiento (y no puedan tenerlo razonablemente) en la fecha del presente Acuerdo, la Compañía y el Grupo GE Vernova aceptan que no iniciarán ningún procedimiento judicial contra Mavi Zingoni en relación con cualquier asunto que surja de o esté relacionado con la Relación Contractual.

3.4.    Save as insofar as it relates to any matter about which the Company and/or the GE Vernova Group is not (and could not reasonably be) aware as at the date of this Agreement, the Company and the GE Vernova Group agree that they shall not commence any legal proceedings against Mavi Zingoni in respect of any matter arising out of or in connection with the Contractual Relationship.

3.5.    Con respecto a cualquier acto u omisión durante el período de la Relación Contractual, Mavi Zingoni seguirá (i) estando indemnizada en las mismas condiciones en que era indemnizada inmediatamente antes de la firma del presente Acuerdo, y (ii) beneficiándose de la póliza de seguro de responsabilidad civil de directivos y consejeros vigente para los Directores Ejecutivos de GE Vernova.

3.5.    Mavi Zingoni shall in respect of any acts or omissions during the period of the Contractual Relationship, continue to (i) be indemnified on the same basis that she was indemnified immediately prior to the execution of this Agreement, and (ii) benefit from the Directors and Officers liability Insurance policy in place for Executive Officers of GE Vernova.

4. Material de Trabajo, Confidencialidad, No Difamación y Non-Compete y Non-Solicitation	4. Working means, Confidentiality, Non-Disparagement and Non-Compete and Non-Solicitation
4.1.    A la Fecha Efectiva de Extinción, Mavi Zingoni devolverá a la la Compañía todos los bienes y materiales que aún tenga en su poder y que sean propiedad de la Compañía o de cualquiera de las Partes Exoneradas, incluyendo pero no limitado a, su vehículo de empresa, tarjetas de crédito, ordenador, documentación, y tarjetas de acceso a las instalaciones de la Compañía.

4.1.    By the Effective Termination Date, Mavi Zingoni shall return to the Company all goods and materials still in her possession and owned by the Company or by any of the Released Parties, including but not limited to, her company vehicle, credit cards, computer, documentation, and access cards to the Company’s premises.

4.2.    Mavi Zingoni observará una estricta confidencialidad en relación con la información de la Compañía y de las Partes Exoneradas, su negocio, clientes, operaciones, instalaciones, fábricas, almacenes, cuentas y finanzas, procedimientos, métodos, transacciones, saber hacer (“know how”), y sobre cualquier otro aspecto relacionado con la actividad de la Compañía y de las Partes Exoneradas, al que haya podido tener acceso (la “Información Confidencial”), salvo en la medida en que su divulgación sea exigida por ley o necesaria para cumplir con un requisito regulatorio al que esté sujeta. A mayor abundamiento, nada en esta cláusula tiene por objeto impedir que Mavi Zingoni comparta la experiencia profesional general, las habilidades y el know-how que haya desarrollado a lo largo de su carrera, siempre que al hacerlo no revele ninguna Información Confidencial.

4.2.    Mavi Zingoni will maintain strict confidentiality regarding any information relating to the Company and to the Released Parties’ business, clients, operations, installations, factories, warehouses, accounts, finances, procedures, methods, transactions, know-how, and any other aspects relating to the activities of the Company and of the Released Parties, to which she may have had access (the “Confidential Information”), save to the extent that the disclosure of the same is required by law or to comply with a regulatory requirement to which she is subject. For the avoidance of doubt, nothing in this clause is intended to prevent Mavi Zingoni from sharing general professional experience, skills and know-how she has developed over the course of her career provided that in doing so she does not disclose any Confidential Information.

4.3.    Mavi Zingoni se compromete a guardar estricta confidencialidad respecto al contenido y la propia existencia del presente Acuerdo, así como sobre las negociaciones, y los términos y condiciones de los mismos. Mavi Zingoni sólo podrá revelar la información a su asesor legal y la información que sea estrictamente necesaria a juzgados y tribunales competentes o autoridades públicas competentes siempre que exista una obligación legal expresa u orden administrativa o judicial expresa al respecto, y siempre que cuente con la previa aprobación de la Compañía. La Compañía compartirá (tanto interna como externamente) la información relacionada con este Acuerdo que sea necesaria para cumplir con sus obligaciones de información y de otro tipo en virtud de cualquier régimen legal, reglamentario o similar al que estén sujetos la Compañía y/o el Grupo GE Vernova; pero, por lo demás, mantendrá la más estricta confidencialidad con respecto a las circunstancias que dieron lugar al presente Acuerdo y a las negociaciones relacionadas con el mismo, y ello salvo que deba revelar información relacionada con el mismo a sus asesores profesionales y/o, en caso de ser necesario, a los juzgados y tribunales competentes o autoridades públicas competentes siempre que exista una obligación legal expresa u orden administrativa o judicial expresa al respecto.

4.3.    Mavi Zingoni undertakes to maintain strict confidentiality regarding the existence and content of this Agreement, as well as with respect to the negotiations, and the terms and conditions of the same. Mavi Zingoni is only authorized to disclose the information to her legal counsel and the strictly necessary information to competent Courts or competent public bodies if there is an express legal duty thereof or express Court or administrative order in this regard, upon previous approval by the Company. The Company shall share (both internally and externally) such information related to this Agreement as required in order to comply with its reporting and other obligations under any statutory, regulatory or similar regime to which it and/or the GE Vernova Group are subject but shall otherwise maintain strict confidentiality with regard to the circumstances which gave rise to this Agreement and the related negotiations save it may disclose information relating to the same to its professional advisers and/or as may be necessary, to competent Courts or competent public bodies if there is an express legal duty thereof or express Court or administrative order in this regard.

4.4.    Cualquier revelación de información o intento de revelación, ya sea directa o indirecta, a cualquier tercero, incluyendo particularmente a cualquier competidor, cliente, proveedor o colaborador de la Compañía y/o de las Partes Exoneradas, y/o empleado pasado, presente o futuro, supondrá un incumplimiento material muy grave de los términos del presente Acuerdo.

4.4.    Any disclosure of information or attempt to disclose information, whether direct or indirect, to any third party, including particularly to any competitor, client, supplier or collaborator of the Company and/or of the Released Parties, and/or any past, present or future employee, will be considered as a very serious material breach of this Agreement

4.5.    Ambas Partes aceptan que no hablarán o se comunicarán con terceros de forma maliciosa, difamatoria o con menosprecio respecto la Compañía y a las Partes Exoneradas y/o respecto a Mavi Zingoni. Asimismo, Mavi Zingoni no hará ni autorizará que se haga ninguna manifestación oral o escrita que pueda desacreditar o dañar la reputación de la Compañía o de las Partes Exoneradas.

4.5.    Both Parties agree that they shall not talk about or otherwise communicate to any third parties in a malicious, disparaging or defamatory manner regarding the Company and/or the Released Parties and/or Mavi Zingoni. Further, Mavi Zingoni shall not make or authorize to be made any written or oral statement that may disparage or damage the reputation of the Company or of the Released Parties.

4.6. Las obligaciones de confidencialidad y no descrédito incluidas en esta cláusula se entienden con carácter indefinido.	4.6. The confidentiality and non-disparagement obligations included in this clause are understood to be for an indefinite period.
4.7.    Asimismo, ambas Partes acuerdan que las obligaciones de “No Competencia” y “No Captación” incluidas tanto en el Contrato de Mavi Zingoni como en los Planes de LTIS continuarán siendo aplicable de acuerdo con sus términos. En concreto, dado que las Partes han optado por no aplicar un “Garden Leave” a Mavi Zingoni, las restricciones de “no competencia” y “no captación” incluidas en el Contrato continuarán siendo aplicables durante un plazo de 12 meses naturales a contar desde la Fecha Efectiva de Extinción, durante el cual Mavi Zingoni tendrá derecho a recibir la compensación indicada en el Contrato (esto es, un 60% de su retribución fija normal). A efectos clarificativos, cualquier referencia al “Grupo” en el Contrato, deberá entenderse ahora referida al Grupo GE Vernova.

4.7.    Both Parties further agree that the “Non-Compete” and “Non-Solicitation” provisions set out both in the Contract of Mavi Zingoni and in the LTIs Plans shall continue in force in accordance with their terms. In particular, as the Parties have elected not to place Mavi Zingoni on “garden leave”, the “non-compete” and “non-solicitation” restrictions set out in the Contract shall continue to apply for a period of 12 calendar months commencing on the Effective Termination Date during which Mavi Zingoni will be entitled to receive such compensation as provided for in the Contract (namely 60% of her normal base salary). For the avoidance of doubt, any reference to the “Group” in the Contract shall now be read to mean the GE Vernova Group.

4.8.    En caso de presentar una solicitud a Steven Baert, Chief People Officer, la Compañía emitirá una referencia a un posible empleador de Mavi Zingoni que se basará únicamente en hechos factuales, indicando las fechas de su empleo y resumiendo sus funciones y responsabilidades durante su empleo para la Compañía.

4.8.    In the event of a request made to Steven Baert, Chief People Officer, the Company shall issue a reference to a prospective employer of Mavi Zingoni which is factual only, stating the dates of her employment and summarizing her duties and responsibilities during the period of her employment with the Company.

5. Colaboración futura	5. Future Cooperation
5.1.    Mavi Zingoni acepta prestar cualquier cooperación razonable y ayuda a la Compañía y/o con cualquier entidad del Grupo GE Vernova y/o del Grupo GE y su(s) asesor(es) (ya sea como testigo o de cualquier otra forma) en relación con:

5.1.    Mavi Zingoni agrees to provide all reasonable co-operation and support to the Company and/or any company of the GE Vernova Group and/or of the GE Group and its or their advisers (as a witness or otherwise) in relation to:

5.1.1. Cualquier investigación interna u otras indagaciones internas;	5.1.1. any internal investigation or other internal enquiry;
5.1.2.    Cualquier investigación u otra indagación por parte de una autoridad regulatoria u otro organismo gubernamental in relación a la Compañía y/o cualquier entidad del Grupo GE Vernova y/o del Grupo GE, o cualquiera de su(s) operaciones o actividades de negocio; y/o

5.1.2.    any investigation or other enquiry by a regulatory authority or other governmental body in relation to the Company and/or any company of the GE Vernova Group and/or of the GE Group, or any of its or their operations or business activities; and/or

5.1.3. Cualquier reclamación, disputa, litigio, arbitraje, mediación o similar que afecten a la Compañía y/o cualquier entidad del Grupo GE Vernova y/o del Grupo GE,	5.1.3. any claim, dispute, litigation, arbitration, mediation or the like involving the Company and/or any company of the GE Vernova Group and/or of the GE Group, en cualquiera de los casos en relación con cualquier asunto en el que Mavi Zingoni haya estado involucrada o haya tenido conocimiento durante su empleo en la Compañía (o en empleos anteriores en cualquier empresa del Grupo GE Vernova y/o del Grupo GE), incluyendo (pero no limitado a) proporcionar acceso inmediato, previa solicitud por la empresa del Grupo GE Vernova, a los datos de empresa en ordenadores y dispositivos móviles. La Compañía reembolsará cualquier gasto razonable en que incurra Mavi Zingoni como consecuencia del cumplimiento de sus obligaciones en virtud de esta cláusula, incluida la pérdida de ingresos, siempre que dichos gastos sean aprobados previamente por la Compañía. Adicionalmente, tras recibir copia de la factura correspondiente, la Compañía también reembolsará a Mavi Zingoni los honorarios legales razonables en los que incurra si decide nombrar a su propio asesor legal en el contexto del cumplimiento de las disposiciones de esta cláusula, siempre y cuando el importe de dichos honorarios se haya acordado previamente con la Compañía.

in each case relating to any matters with which the Mavi Zingoni was involved or aware during her employment with the Company (or preceding employment by any company of the GE Vernova Group and/or GE Group), including (but not be limited to) providing prompt access upon request to GE Vernova Group company data on PCs and mobile devices. The Company shall reimburse any reasonable expenses incurred by Mavi Zingoni as a consequence of complying with her obligations under this clause, including loss of earnings, provided that such expenses are approved in advance by the Company. Additionally, following receipt of a copy of an appropriate invoice, the Company shall also reimburse Mavi Zingoni in respect of reasonable legal fees that she incurs if she elects to appoint her own legal advisor in the context of complying with the provisions of this clause, provided always that the amount of such fees is agreed in advance with the Company.

5.2 Siempre sujeto a la protección de los intereses empresariales legítimos de la Sociedad (que, en última instancia, prevalecerán), el tiempo que pueda exigirse a Mavi Zingoni para prestar la cooperación y el apoyo descritos anteriormente no pretende interferir de manera irrazonable en sus futuras actividades profesionales.

5.2 Subject always to protecting the Company’s legitimate business interests (which ultimately shall take precedence), the time that Mavi Zingoni may be required to spend providing the cooperation and support set out above is not intended to unreasonably interfere with her future professional activities.

6. Incumplimiento del Acuerdo	6. Breach of the Agreement
6.1. Este Acuerdo no se considerará automáticamente extinguido en caso de que alguna de las Partes incumpla alguno de sus deberes u obligaciones contenidos en este Acuerdo.	6.1. This Agreement shall not automatically terminate if any of the Parties fails to comply with the obligations and duties regulated herein.
6.2. Por el contrario, la Parte cumplidora tendrá derecho a exigir y recibir de la Parte incumplidora los daños y perjuicios que se deriven del incumplimiento del presente Acuerdo.	6.2. Instead, the non-defaulting Party will be entitled to claim and be satisfied for the damages and losses arising from the breach of the Agreement.

7. Único Acuerdo, Nulidad Parcial y Condición Suspensiva	7. Entire Agreement, Severability and Condition Precedent
7.1.    Este Acuerdo constituye un acuerdo completo y vinculante entre las Partes respecto a las materias contenidas en el mismo (particularmente respecto a la extinción y liquidación de la Relación Contractual) y que sustituye a cualquier acuerdo previo, pactos o compromisos entre las Partes, ya sean verbales o escritos que regule la Relación Contractual, siendo este Acuerdo el único acuerdo actualmente válido entre las Partes.

7.1.    This Agreement is a full and binding agreement between the Parties with regard to the matters dealt with herein (particularly with respect to the termination and settlement of the Contractual Relationship) and substitutes any other prior agreements, pacts or commitments between the Parties, whether verbal or written regulating the Contractual Relationship, this being the sole valid Agreement currently in force between the Parties.

7.2.    Las Partes acuerdan que, para el caso de que alguna de las cláusulas del presente Acuerdo fuese declarada nula o inaplicable por un juzgado o tribunal con competencia sobre la materia, ello no afectará al resto del Acuerdo, que se mantendrá válido en sus propios términos.

7.2.    The Parties agree that, in the event that any of the clauses of this Agreement are declared null or void by a competent Court with jurisdiction over the case, this will not affect the rest of the Agreement, which will be held valid as it stands.

8. Idioma	8. Language
8.1. Este Acuerdo está redactado en idiomas español e inglés. En caso de discrepancia entre dichas versiones, la versión española prevalecerá.	8.1. This Agreement is drafted in Spanish and English languages. In the event of conflict between said versions, the Spanish version will prevail.
9. Jurisdicción y Ley Aplicable	9. Applicable law and Jurisdiction
9.1. Este Acuerdo se rige por las leyes españolas.	9.1. This Agreement shall be governed by and construed in accordance with the laws of Spain.
9.2. Las Partes designan a los Juzgados de Madrid para resolver cualquier disputa que se pueda derivar del presente Acuerdo, renunciando a cualquier otro fuero que pudiese corresponderles.	9.2. The Parties designate the jurisdiction of Madrid to solve any disputes arising from this Agreement, waiving any other jurisdiction, regardless of how privileged it may be.

En virtud de cuanto antecede, las Partes firman el presente Acuerdo por duplicado, en todas sus páginas, en el lugar y fecha indicados en el encabezado.	In witness whereof, the Parties have signed all the pages of this Agreement in two counterparts each to the same effect, in the place and date first above written.
________________________________/s/ Stephen Baert______________________________________ GENERAL ELECTRIC GLOBAL SERVICES GMBH
___________ ____________/s/ Maria Victoria Zingoni _________________________ Dña. (Mrs.) MAVI (MARÍA VICTORIA) ZINGONI